Exhibit 10.12
DATED

SHARE OPTION AGREEMENT
THE CBAYSYSTEMS HOLDINGS LIMITED
2007 EQUITY INCENTIVE PLAN

SHARE OPTION AGREEMENT
DATED:
PARTIES
(1)	CBAYSYSTEMS HOLDINGS LIMITED (registered in the British Virgin Islands with no. 1389112) whose registered office is at Palm Grove House, P.O. Box 3190, Road Town, British Virgin Islands (the “Company”); and

(2)	___________ (the “Optionholder”).
RECITALS:
(A)	The Optionholder is an employee of the Company.

(B)	The Company has agreed to grant to the Optionholder an option over ordinary shares in the capital of the Company pursuant to the terms of the CBaySystems Holdings Limited 2007 Equity Incentive Plan.

(C)	It is intended that the option evidenced by this agreement shall not be an incentive stock option as defined in Section 422 of the US Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder.
OPERATIVE PROVISIONS:
1.	Interpretation

1.1	The following words and expressions shall bear the following meanings except where the context otherwise requires:

“Admission”	means admission of the Shares to trading on AIM (being the market of that name operated by the London Stock Exchange) or any other recognised investment exchange as defined in section 285 of the Financial Services and Markets Act 2000;

“Board”	means the board of directors of the Company;

“Exercise Date”	means the date on which the Option or part thereof is exercised in accordance with clause 4;

“Group”	means the Company together with any subsidiaries of the Company, within the meaning of section 1159 of the Companies Act 2006;

“Grant Date”	means ______;

“Option”	means the right granted pursuant to clause 2 of this agreement to acquire the Shares at the Option Price;

“Option Period”	means the period commencing on the Grant Date and ending on the tenth anniversary of the Grant Date;

“Option Price”	means ______ per Share, as adjusted (if appropriate) in accordance with clause 6;

“Shares”	means ordinary shares in the capital of the Company;

“Tax Liability”	means the amount of all income and other taxes and social security contributions (which, for the avoidance of doubt, shall include employee’s and employer’s social security contributions and medicare) or taxes which any member of the Group would be required to withhold or account for to the relevant taxation authority;

“vest”	refers to the Optionholder becoming entitled on the occurrence of an event after the Grant Date to exercise some or all of the Option and the term “vested” shall be interpreted accordingly.
1.2	Except insofar as the context otherwise requires:
(a)	any reference to a statute or statutory provision shall be construed as if it referred also to that provision as for the time being amended or re-enacted; and

(b)	any reference to the singular number shall be construed as if it referred also to the plural number and vice versa.
1.3	References to clauses are to clauses in this agreement.

2.	Option

The Company hereby grants to the Optionholder with effect from the Grant Date an option to acquire _______ Shares at the Option Price on the terms of this agreement.

3.	Conditions of Option

3.1	The Option shall, subject to earlier exercise being permitted under clauses 3.3 or 5, vest over the following proportions of shares on the following dates:
(a)	33.33% of the Shares subject to the Option (rounded down to the nearest whole Share) shall vest on the first anniversary of the Grant Date (the “First Anniversary”);

(b)	16.66% of the Shares subject to the Option (rounded down to the nearest whole Share) shall vest on the date that is six months after the First Anniversary;

(c)	16.66% of the Shares subject to the Option (rounded down to the nearest whole Share) shall vest on the second anniversary of the Grant Date (the “Second Anniversary”);

(d)	16.66% of the Shares subject to the Option (rounded down to the nearest whole Share) shall vest on the date that is six months after the Second Anniversary; and

(e)	the balance of the Shares subject to the Option shall vest on the third anniversary of the Grant Date.

3.2	The Option may not be validly exercised later than the end of the Option Period and shall automatically lapse at the end of the Option Period.

3.3	If the Optionholder ceases to be an employee or officer of, or consultant or adviser to, any member of the Group:
(a)	in circumstances where the Optionholder’s service agreement or other terms of his service or relationship with any member of the Group is terminated by the applicable member of the Group without Cause (as defined in clause 3.5) other than pursuant to clause 3.3 (b) or 3.4(c); or

(b)	in circumstances where the Optionholder terminates his service agreement or other terms of his service or relationship with any member of the Group for a Good Reason, as (and to the extent that) such term is defined in the Optionholder’s service agreement or other terms of his service or relationship with any member of the Group (other than pursuant to clause 3.3(a) or 3.4(c))
any balance of Options that are not exercised at the date upon which the Optionholder ceases to be an employee, officer of, consultant or adviser to any member of the Group shall immediately become exercisable pursuant to the terms of this Agreement.

3.4	If the Optionholder ceases to be an employee or officer of, or consultant or adviser to, any member of the Group (a “Leaver”):
(a)	in circumstances involving a breach by the Optionholder of the restrictive covenants under his service agreement with any member of the Group and/or where the Optionholder’s employment or engagement is terminated for Cause (as defined in clause 3.5), the Option shall immediately cease to be exercisable and shall lapse immediately save that the Board may, in its absolute discretion, otherwise permit the Option to be exercised in whole or in part during such period as the Board may specify (after which the Option shall lapse), provided that such period shall end no later than the last day of the Option Period and provided further that the Option cannot be exercised over a number of Shares greater than that arrived at if the Optionholder is a Leaver pursuant to sub-clause (b) below; or

(b)	for any reason other than one specified in sub-clause (a) or (c) of this clause 3.4, the Option shall continue to be exercisable over those Shares in relation to which the Option has vested on the date that the Optionholder becomes a Leaver (including, without limitation, any portion of the Option that becomes vested upon the Optionholder’s termination date pursuant to clause 3.3) provided that such exercise must take place within the period of ninety days following the date that the Optionholder becomes a Leaver, failing which the Option shall lapse; or

(c)	as a result of death or disability, the Option shall continue to be exercisable over those Shares in relation to which the Option has vested on the date that the Optionholder becomes a Leaver provided that such exercise must take place within the period of one year following the date that the Optionholder becomes a Leaver, failing which the Option shall lapse; and
any Options that are not vested at the time the Optionholder becomes a Leaver shall lapse immediately. Notwithstanding the provisions of this clause 3.4, if there is a Management Stockholder’s Agreement (a “MSA”) in effect between the Company and the Optionholder at the date the Optionholder becomes a Leaver and such MSA provides for a post-termination exercise period with respect to the Options that is different from the terms set forth in this clause 3.4, the provisions of the MSA shall be deemed incorporated herein by reference and shall apply to the Options in lieu of this clause 3.4.

3.5	If the Optionholder is party to an employment, consulting or severance agreement with the Company that contains a definition of “cause” for termination of employment or other relationship, “Cause” shall have the meaning ascribed to such term in such agreement. Otherwise, “Cause” shall mean wilful misconduct by the Optionholder or wilful failure by the Optionholder to perform his responsibilities to the Company (including, without limitation, breach by the Optionholder of any provision of any employment, consulting, advisory, nondisclosure, non-competition or other similar agreement between the Optionholder and the Company), as determined by the Board, which determination shall be conclusive. The Optionholder shall also be considered to have been discharged for “Cause” if the Board determines, within 30 days after the Optionholder’s resignation, that discharge for Cause was warranted.

3.6	The Option is personal to the Optionholder and is not capable of being assigned, transferred, mortgaged, charged or otherwise disposed of or encumbered (whether in whole or in part and either voluntarily or by operation of law) without the express written permission of the Board, except by will or the laws of descent and distribution. If the Optionholder purports or attempts to assign, transfer, mortgage, charge or otherwise deal with or dispose of or encumber the Option (whether in whole or in part) contrary to the provisions of this clause or if the Optionholder is adjudicated bankrupt, the Option shall immediately lapse.

4.	Exercise of Option

4.1	The Option shall, subject to clauses 3 and 4.2, be exercisable by the Optionholder by notice in writing to the Company and at any time prior to the expiry of the Option Period:
(a)	specifying the number of Shares in respect of which the Option is being exercised; and

(b)	accompanied by the payment of the aggregate Option Price for the Shares in respect of which the Option is exercised (which, being a cheque or similar instrument, shall be valid only if met on first presentation).
4.2	The Optionholder irrevocably undertakes to meet any Tax Liability in respect of the exercise of the Option. The exercise of the Option pursuant to clause 4.1 shall only be valid if either:
(a)	the Optionholder remits to the Company (on behalf of any member of the Group) at the time of exercise of the Option (in cleared funds) a sum equal to the Tax Liability arising by reference to the exercise of the Option in connection with the payment made to or benefit realised by the Optionholder; or

(b)	the Optionholder enters into such other arrangements satisfactory to the Company, in its sole discretion, to secure the payment of the Tax Liability referred to in sub-clause (a) above to any member of the Group.
4.3	The Optionholder hereby irrevocably covenants and undertakes to the Company:
(a)	to indemnify and keep indemnified the Company and each other member of the Group against, and on demand to reimburse the relevant member of the Group for, any Tax Liability in any jurisdiction in respect of the Optionholder’s income or gains or any other withholding obligation (limited only to the extent that such amount may be lawfully recovered from the Optionholder at the relevant time) arising in connection with any event or circumstances after the Option is exercised that give rise to such a liability in respect of any Shares acquired by the Optionholder on exercise of the Option; and

(b)	to make such other arrangements as may be satisfactory to the Company in its absolute discretion to meet any such liability as is described in sub-clause (a) above.
4.4	Within 30 days of the exercise of the Option, the Company shall allot to the Optionholder the Shares in respect of which the Option is exercised.

4.5	Shares issued on exercise of the Option shall rank pari passu in all respects with Shares in issue on the date of exercise except that they will not entitle holders to receive any dividends or other distributions declared for payment to holders of Shares on the register of members at a record date which precedes the date of exercise.

4.6	The Company shall procure that sufficient Shares are available so as to satisfy any exercise of the Option.

5.	Takeovers and Liquidation

5.1	If there is a Change in Control, the Board shall give the Optionholder reasonable prior notice of such impending event and the Option shall become exercisable over all of the Shares to which the Option applies, whether vested or not on the date the notice is served on the Optionholder, and, if so determined by the Board prior to the Change in Control and communicated in writing to the Optionholder, the Option shall lapse immediately prior to the consummation of such Change in Control unless exercised by the Optionholder.

5.2	For the purposes of clause 5.1, “Change in Control” shall mean the occurrence of any of the following (i) the sale or disposition, in one or a series of related transactions, of all or substantially all, of the assets of the Company to any “person” or “group” (as such terms are defined in Sections 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended, or any successor thereto (the “Act”)) other than CBay Inc. or SAC Private Capital Group, LLC or any of their affiliates (the “Permitted Holders”); (ii) any person or group, other than the Permitted Holders, is or becomes the “beneficial owner,” as such term is defined in Rule 13d-3 under the Act (or any successor rule thereto) (a “Beneficial Owner”) (except that a person shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the voting stock of the Company (or any entity which controls the Company), including by way of merger, consolidation, tender or exchange offer or otherwise; (iii) a reorganization, recapitalization, merger or consolidation (a “Corporate Transaction”) involving the Company, unless securities representing 50% or more of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the Company or the corporation resulting from such Corporate Transaction (or the parent of such corporation) are held subsequent to such transaction by the person or persons who were the Beneficial Owners of the outstanding voting securities entitled to vote generally in the election of directors of the Company immediately prior to such Corporate Transaction, in substantially the same proportions as their ownership immediately prior to such Corporate Transaction; (iv) during any twelve month period, individuals who at the beginning of such period constituted the Board of Directors of the Company (the “Board”) (together with any new directors whose election by such Board or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the directors of the Company, then still in office, who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board, then in office; or (vi) SAC PEI CB Investment, L.P. ceases to be the Beneficial Owner of at least 5% of the total voting power of the voting stock of the Company (or any entity which controls the Company).

6.	Variation of Share Capital

6.1	In the event of any issue of shares by way of capitalisation of profits or reserves or by way of rights, or in the event of any consolidation or sub-division or reduction or other variation of share capital, then the number and/or nominal value of Shares comprised in the Option and/or the Option Price shall be adjusted by the Company in such manner and with effect from such date as equitably determined by the Board pursuant to paragraph 14 of the Plan.

6.2	The Company shall give notice in writing to the Optionholder of any adjustment under clause 6.1 as soon as reasonably practicable.

7.	Rights of Optionholder

7.1	The rights of the Optionholder in respect of the Option are a matter entirely separate from any pension right or term or condition of employment or service and the grant of the Option shall not be construed as giving the Optionholder the right to continued employment or service or any other relationship with any member of the Group. If the Optionholder shall cease for any reason to be employed or engaged within the Group, his rights and benefits under the Option or in connection therewith (actual or prospective) or any loss thereof shall not in any way entitle him to claim for compensation against any member of the Group and shall not be taken into account in assessing any compensation to which he may otherwise be entitled. The Optionholder’s contract of employment or other terms of service or engagement shall be deemed to be varied accordingly, if necessary.

7.2	The Company shall not be obliged to provide the Optionholder with copies of any accounts, notices, circulars or other documents sent to holders of ordinary shares in the capital of the Company.

8.	Notices

Without prejudice to any other method available for the giving of notice, any notice or other communication desired to be given or made hereunder may be given or made by personally delivering the same or sending the same by first class post or legible facsimile, in the case of the Company to its registered address and in the case of the Optionholder to his last known address or to the address of the place of business at which he performs the whole or most of the duties of his office. Where a notice or communication is given by first class post, it shall be deemed to have been received on the second business day after posting of the same and if personally delivered or sent by legible facsimile shall be deemed to have been received on despatch if delivered or sent on a business day or (if not so delivered or sent) on the first business day thereafter.

9.	Transfer Restrictions

9.1	The Optionholder acknowledges that the securities that are the subject of this Agreement have not been registered under any federal or state securities laws of the United States and that such securities may not be resold in the United States without such registration or an opinion of counsel satisfactory to the Company that such registration is not required.

9.2	The Optionholder acknowledges that there are transfer restrictions on the Shares, which are detailed in Part XI of the publicly available admission document in relation to Admission entitled “Selling Restrictions” and that they will comply with such restrictions upon exercise of the Option and subsequent sale of the Shares.

10.	Provisions of the Plan

This Option is subject to the provisions of the Plan, a copy of which has been provided to the Optionholder.

11.	Proper Law

This agreement shall be governed by and construed in accordance with English law and the parties hereby irrevocably submit themselves to the exclusive jurisdiction of the courts of England.

12.	Rights of Third Parties

12.1	The parties agree and acknowledge that:
(a)	nothing in this agreement is intended to benefit any person who is not a party to it (a “Non-Party”) and accordingly no Non-Party has any right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this agreement except as expressly provided herein and in particular but without limitation in relation to the payment by the Optionholder of any Tax Liability pursuant to clause 4.2; and

(b)	no consent of any Non-Party shall be required for any revision of or amendment to this agreement save in relation to clause 4.2 for which the Company’s written approval will be required.
12.2	The provisions of clause 12.1 do not affect any right or remedy of a third party which exists or is available otherwise than by the Contracts (Rights of Third Parties) Act 1999.

13.	Counterparts

This agreement may be executed in any number of counterparts, each of which, when executed and delivered, shall be an original, and all counterparts together shall constitute one and the same instruments.
IN WITNESS whereof the parties have signed this agreement the day and year first above written.

EXECUTED as a DEED of	)
CBAYSYSTEMS HOLDINGS LIMITED	)
acting by:	)

Director

Director/Secretary

EXECUTED as a DEED by		)

)
in the presence of:		)

Witness Signature: Witness Name:

Witness Occupation:

Witness Address: